As filed with the Securities and Exchange Commission on June 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NovaStar Financial, Inc.

(Exact Name of registrant as specified in its charter)

MARYLAND	74-2830661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. Number)

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

(816) 237-7000

(Address of Principal Executive offices)

NovaStar Financial, Inc.

2004 Incentive Stock Plan

(Full title of the Plan)

Scott F. Hartman

Chairman of the Board and Chief Executive Officer

NOVASTAR FINANCIAL, INC.

8140 Ward Parkway, Suite 300, Kansas City, MO 64114, (816) 237-7000

(Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

PLEASE SEND COPIES OF COMMUNICATIONS TO:

Phillip R. Pollock, Esq.

Tobin & Tobin

500 Sansome Street, 8th Floor

San Francisco, California 94111

(415) 433-1400

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common Stock par value $.01 per share	2,500,000	$37.63	$94,062,500	$11,917.72

(1)	Calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices reported for the Common Stock on the New York Stock Exchange on June 29, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information required by Part I (plan information and registrant information) will be sent or given to each participant as specified by Rule 428(b) (1). Such documents need not be filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed with the Securities and Exchange Commission by the Registrant pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) or as otherwise indicated, are hereby incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.

•	Current Report on Form 8-K filed on January 9, 2004.

•	Current Report on Form 8-K filed on January 20, 2004.

•	Current Report on Form 8-K filed on January 29, 2004.

•	Current Report on Form 8-K/A filed on March 5, 2004.

•	Current Report on Form 8-K filed on April 30, 2004.

•	The description of our common stock included in our registration statements on Form 8-A, as amended, under the Exchange Act.

The Securities and Exchange Commission has assigned file number 1-13533 to reports and other information that NovaStar Financial, Inc. files with the Securities and Exchange Commission.

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering of the offered securities shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ITEM 4.	DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

The law also provides for comparable indemnification for corporate officers and agents. The Registrant’s Charter provides that its directors and officers shall, and its agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

The Maryland General Corporation Law (the “Maryland GCL”) permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company’s Charter contains a provision providing for elimination of the liability of its directors and officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

See Index to Exhibits.

ITEM 9.	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration

Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, County of Jackson, State of Missouri, on June 29, 2004.

NOVASTAR FINANCIAL, INC.

By:	/s/ Scott F. Hartman
Scott F. Hartman Chairman of the Board and Chief Executive Officer

We, the undersigned Directors and Officers of NovaStar Financial, Inc., do hereby constitute and appoint Scott F. Hartman, W. Lance Anderson, and Rodney E. Schwatken, and each of them individually, our true and lawful attorney[s] and agent[s], to do any and all acts and things in our name and behalf in our capacities as directors, officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney[s] and agent[s] may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorneys and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Position	Date

/s/ Scott F. Hartman Scott F. Hartman	Chairman of the Board and Chief Executive Officer and Director (principal executive officer)	June 29, 2004

/s/ W. Lance Anderson W. Lance Anderson	President, Chief Operating Officer and Director	June 29, 2004

/s/ Rodney E. Schwatken Rodney E. Schwatken	Vice President, Controller, Treasurer and Secretary (principal accounting officer)	June 29, 2004

/s/ Gregory T. Barmore Gregory T. Barmore	Director	June 29, 2004

/s/ Edward W. Mehrer Edward W. Mehrer	Director	June 29, 2004

/s/ Art N. Burtscher Art N. Burtscher	Director	June 29, 2004

EXHIBIT INDEX

Exhibit	Description

3.3	Bylaws of the Registrant(1).

3.3a	Amendment to Bylaws of the Registrant, adopted February 2, 2000(1).

5.1	Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm).

8.1	Opinion of Falk & Shaff, LLP, as to certain tax matters (including consent of such firm).

10.15	2004 Incentive Stock Plan.

23.1	Consent of Tobin & Tobin (included in Exhibit 5.1).

23.2	Consent of Falk & Shaff, LLP (included in Exhibit 8.1).

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in signature page).

(1)	Incorporated by reference to the correspondingly numbered exhibit to the current report on Form 10-K filed by the Registrant with the Securities and Exchange Commission on March 5, 2004.